Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Decibel Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Other(2)	1,247,598(3)	$3.06(2)	$3,817,650	$92.70 per $1,000,000	$354
Total Offering Amounts					$3,817,650		$354
Total Fee Offsets							—
Net Fee Due							$354

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low sales price of the registrant’s common stock on the Nasdaq Global Select Market on March 14, 2022.

(3)	Consists of (i) 998,079 additional shares issuable under the 2021 Stock Incentive Plan and (ii) 249,519 additional shares issuable under the 2021 Employee Stock Purchase Plan.